Kun Run Biotechnology, Inc. Announces
Third Quarter 2008 Results

Published: November 14, 2008

HAIKOU, China, Nov. 14 /Xinhua-PRNewswire-FirstCall/ -- Kun Run Biotechnology, Inc. (OTC Bulletin Board: KURU), a leading bio-pharmaceutical company in China that focuses on manufacture and sales of peptides and peptide-based drugs, today announced its financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights
--	Revenues increased 16% from the third quarter of 2007 to a quarterly revenue of $2.4 million
--	Gross profit was $1.8 million, compared to $1.3 million in the third quarter of 2007
--	Operating income was $1.1 million, a increase of 41% from $793,998 in the third quarter of 2007
--	Net income increased 50% year-over-year to $865,524, or $0.04 per basic and fully diluted share.

Third Quarter 2008 Results

Net revenue was $2.4 million for the quarter ended September 30, 2008, up 16% from $2.1 million in the third quarter of 2007. This increase was mainly attributable to the increase in sales of our products. For the three months ended September 30, 2008, the sales of TP-5 products accounted for 48% of total sales, decreased by $0.3 million, or 20% from $1.5 million, or 71% of the total sales for the three months ended September 30, 2007. This was offset by an increase in the sales volume of our other major peptide products such as Thymosin Alpha 1, Somatostatin ("SS") and Desmopressin Acetate Injection ("DDAVP"). Within this, Thymosin Alpha 1 for injection (1.6mg) became the best selling product which produced $845,013 in revenue (34% of the total sales) for the three months ended September 30, 2008, representing a 241% increase from the same period of 2007.

Gross profit for the quarter was $1.8 million, a 31% increase from $1.3 million in the third quarter of 2007. Gross margin was 72% in the 2008 quarter, up from 63% in the same period last year. This increase was attributable to the reduction in cost of goods sold as a percentage of revenues which mainly attributed to the increased sales of high-margin products including Somatostatin, DDAVP and Thymosin a1.

Operating expenses in the September 2008 quarter were $637,324, up 17% from $542,725 in the third quarter of 2007. This increase was primarily due to our heavy investment in research and development activities and higher professional fees resulting from our status as a public company in the United States.

Operating income was $1.1 million, or 46% of revenue, an increase from $793,998, or 38% of revenue, in the third quarter of 2007 due to the factors stated above.

Net income was $865,524, or $0.04 per share (basic and diluted), compared to a net income of $576,369, or $0.02 per share (basic and diluted), in the third quarter of 2007.

Nine months Ended September 30, 2008 Results

Net revenue was $7.8 million in the quarter ended September 30, 2008, up 57% from $5.0 million in the quarter ended September 30, 2007. Gross profit margin was 71%, up from 51% in the third quarter of 2007. Such a percentage increase was mainly due to the increase in sales of higher margin non TP-5 products as a percentage of total sales and effective cost controls during the nine month period of 2008. Operating income was $1.5 million, or 20% of revenue. Net income was $3.4 million or $0.14 per basic and fully diluted share, up 250% from $1.4 million, or $0.04, per fully diluted share in the nine month period of 2007.

Financial Condition

As of September 30, 2008, the Company had $307,693 in cash and cash equivalents, $0.8 million in working capital and a current ratio 1.1:1. Kun Run generated $4.3 million in cash flow from operations in the first nine months of 2008, compared to $837,829 in the first nine months of 2007. Shareholders' equity stood at $14.7 million, with a debt to equity ratio was 0.62 at the end of September 30, 2008.

Significant Subsequent Events

On September 25, 2008, the company completed a reverse merger with Aspen Racing Stables, Inc., and become a public company in United States trading under the ticker of "ASRS.OB"

On Nov. 6, 2008, pursuant to a Certificate of Amendment to the Company's Articles of Incorporation, as filed with the Nevada Secretary of State on November 1, 2008, the name of the Company has been changed from Aspen Racing Stables to Kun Run Biotechnology, Inc. (hereafter "Kun Run" or the "Company"). And effectively on Nov. 6, 2008, the ticker symbol on the Over-the-Counter Bulletin Board ("OTC BB") changed from "ASRS.OB" to "KURU.OB".

On October 1, 2008, Kun Run's newly completed manufacturing facility obtained the GMP certification and commenced production. The new manufacturing facility is located in Haikou, China, next to Kun Run's existing facility. It is equipped with 6 production lines to produce medicines in six forms, including small volume parenteral solution, prefilled injection, tablets, freeze-dried powder injection, capsules and granules. Combined with the existing 2 freeze-dried powder injection lines, Kun Run now possesses 8 production lines in total which can support our expansion plan and new product launch activities.

"We continue to be very excited about the growth opportunities presented by the peptide market in China. During the past year, Kun Run has demonstrated success in developing and commercializing peptide medicines in the China market and has built reputable brand awareness. With the extra capacity added by the newly operated facility, we have confidence to strengthen and diversify our product portfolio in China to support the market growth. We are committed to a profitable growth strategy," remarked Mr. Ye Xiaoqun, Chief Executive Officer of Kun Run Biotechnology.

About Kun Run Biotechnology, Inc.

Kun Run Biotechnology Ltd., together with its subsidiaries, engages in manufacture and sale of polypeptide medicines. It uses solid phase peptide synthesis (SPPS) and advanced purifying technology to produce various therapeutic polypeptide drugs, of which is " TP-5" most known for efficiently regulating humans' immune systems in order to defend and cure malignant diseases. The company maintains two state-of-art manufacturing plants and possesses one of the largest peptide synthesizing capacities across Asia.

Safe Harbor Statement

, Certain statements set forth in this press release constitute "forward- looking statements." Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results are included in the Company's filings, available via the United States Securities and Exchange Commission.

-- FINANCIAL TABLES FOLLOW --

Kun Run Biotechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands of United States dollars)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$307,693	$670,919
Trade receivables (net of allowance of doubtful accounts of $994,380 in 2008 and $741,880, in 2007)	4,811,812	3,529,366

Income tax recoverable	--	196,065
Advances to staff	39,488	383,041
Other receivables, prepayments and deposits	935,898	1,035,659
Inventories	652,711	527,308
Amounts due from related parties	2,617,096	--
Deferred taxes	61,057	--

Total current assets	9,425,755	6,342,358

Intangible assets	3,539	5,379
Property, plant and equipment, net	10,465,100	8,851,242
Land use rights	3,782,532	3,593,265
Deposit for acquisition of property, plant and equipment	414,257	943,022
Deferred taxes	--	34,424

TOTAL ASSETS	$24,091,183	$19,769,690

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current liabilities
Trade payables	$901,526	$572,893
Other payables and accrued expenses	1,612,573	1,257,918
Dividend payable	8,123	138,659
Income tax payable	129,312	--
Amounts due to related parties	50,522	149,820
Deferred taxes	--	7,204
Secured short-term borrowings	5,852,000	1,371,000

Total current liabilities	8,554,056	3,497,494

Secured long-term bank borrowings	658,350	5,792,475

TOTAL LIABILITIES	9,212,406	9,289,969

COMMITMENTS AND CONTINGENCIES

MINORITY INTERESTS	134,778	103,365

STOCKHOLDERS' EQUITY
Common stock : par value $0.001 per share; authorized 100,000,000 shares, issued and outstanding 25,000,000 shares in 2008 and 24,250,000 shares in 2007	25,000	24,250
Additional paid-in capital	7,683,804	7,541,074
Statutory and other reserves	1,725,313	1,725,313
Accumulated other comprehensive income	1,516,603	742,392
Retained earnings	3,793,279	343,327

TOTAL STOCKHOLDERS' EQUITY	14,743,999	10,376,356

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,091,183	$19,769,690

Kun Run Biotechnology, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands of United States, dollars except per-share information)

	Three months ended		Nine months ended
	September 30		September 30
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Sales revenue	$2,449,618	$2,114,406	$7,799,687	$4,974,279
Cost of sales	(693,242)	(777,683)	(2,247,912)	(2,107,300)

Gross profit	1,756,376	1,336,723	5,551,775	2,866,979

Operating expenses
Administrative expenses	257,968	252,245	742,823	703,839
Research and development costs	107,896	21,567	234,136	145,090
Selling expenses	271,460	268,913	555,540	668,392

	637,324	542,725	1,532,499	1,517,321

Income from operations	1,119,052	793,998	4,019,276	1,349,658
Interest income	374	389	1,516	2,241
Other income	63,312	19,663	165,908	38,272
Government subsidy income	104	55	9,729	7,838
Finance costs	(140,690)	(146,885)	(415,311)	(386,109)

Income before income taxes	1,042,152	667,220	3,781,118	1,011,900
Income taxes	(168,803)	(85,731)	(300,383)	(141,737)
Minority interests	(7,825)	(5,120)	(30,783)	(7,660)

Net income	$865,524	$576,369	$3,449,952	$862,503

Other comprehensive income
Foreign currency translation adjustments	27,413	191,057	774,211	529,178

Total comprehensive income	$892,937	$767,426	$4,224,163	$1,391,681

Earnings per share :
Basic and diluted	$0.04	$0.02	$0.14	$0.04

Weighted average number of shares outstanding :-
Basic and diluted	24,372,284	24,250,000	24,291,058	24,250,000

Kun Run Biotechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In thousands of United States dollars)

	Nine months ended
	September 30
	(Unaudited)
	2008	2007
Cash flows from operating activities
Net income	$3,449,953	$862,503
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	498,686	370,473
Amortization of intangible assets and land use rights	52,976	1,965
Deferred taxes	(31,370)	(45,089)
Written off of property, plant and equipment	5,564	--
Provision for doubtful debts	198,657	262,283
Minority interest	30,783	7,660
Changes in operating assets and liabilities :-
Trade receivables	(1,223,326)	(1,197,265)
Other receivables, prepayments and deposits	165,869	(53,319)
Advances to staff	361,861	(49,997)
Inventories	(88,215)	621,104
Trade payables	284,377	(57,994)
Other payables and accrued expenses	239,722	10,175
Income tax payable	--	105,330
Income tax recoverable	3,31,753	--

Net cash flows provided by operating activities	4,277,290	837,829

Cash flows from investing activities
Payments to acquire and deposit for acquisition of property, plant and equipment	(923,536)	(941,971)
Cash acquired from RTO	164,437	--

Net cash flows used in investing activities	(759,099)	(941,971)

SOURCE Kun Run Biotechnology, Inc.